EXHIBIT 3.2
                                   -----------

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                              BLACK GARDENIA CORP.
                              --------------------

Pursuant to the provisions of section 78.209, Nevada Revised Statutes, the undersigned President and Secretary of Black Gardenia Corp. (the "Corporation"), does hereby certify the Board of Directors of the Corporation adopted a resolution to amend the original articles as follows:

Article VI which presently reads:

         The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.001. All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter which stockholders will be entitled to vote, will be allowed for any purpose.

         The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders will not have pre-emptive rights to acquire unissued shares of the stock of this corporation.

Is hereby amended to read as follows:

         The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.00001. All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter which stockholders will be entitled to vote, will be allowed for any purpose.

         The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders will not have pre-emptive rights to acquire unissued shares of the stock of this corporation.

The effect of the amendment on the currently issued and outstanding share capital is:

         This amendment to the articles of incorporation does not change or adversely affect the rights or preferences of the holders of outstanding shares of any class or series.

General

         This amendment was adopted unanimously by the Board of Directors without shareholder action, and shareholder approval is not required for this amendment.

         The effective date of this amendment is immediately on filing with the Secretary of State.


         /s/Harry Miller/s/
         -------------------------------------
         Harry Miller, Sole Director & Officer


On the 14th Day of February, 2000, Harry Miller personally appeared before me, a Notary Public in and for the State of Washington, and acknowledged that he executed the above instrument.


                                            /s/Alixe B. Cormick/s/
                                            ------------------------------
                                            Notary Public in and for the
                                            Province of British Columbia



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